Exhibit 14.1



                       Code of Business Conduct and Ethics

       For Directors, Officers and Employees of GP Strategies Corporation
                              and its Subsidiaries

         It is the policy of GP Strategies Corporation that the Chief Financial Officer, the Director of Finance and the senior officers in the Accounting and Finance Department of each of GP Strategies Corporation and its subsidiaries (hereinafter sometimes collectively referred to as "Company") adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their responsibilities:

1. Act with honesty and integrity, avoiding actual or apparent conflicts between his or her personal, private interests and the interests of Company, including receiving improper personal benefits as a result of his or her position.

2. Perform responsibilities with a view to causing periodic reports filed or otherwise submitted to the SEC to contain information which is accurate, complete, fair, timely and understandable.

3. Comply with laws of federal, state, and local governments applicable to the Company, and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

4. Promptly report any violations of the Company's Code of Ethics to the appropriate person(s) identified herein.

5. Act in good faith, responsibly, with due care, and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised.

6. Respect the confidentiality of information acquired in the course of the performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose. Do not use confidential information acquired in the course of the performance of his or her responsibilities for personal advantage.

7. Proactively promote ethical behavior among subordinates and peers.

8. Use corporate assets and resources employed or entrusted in a responsible manner.

9. Do not use corporate information, corporate assets, corporate opportunities or one's position with the Company for personal gain or take personally opportunities that are discovered through the use of corporate property, information or position. Do not compete directly or indirectly with the Company.

10. Comply in all respects with the Company's Conduct of Business policy, and the Company's Policy Regarding Trading in Securities and Protection of Confidential Information and the Company's Policy Regarding Investments and Related Party Transactions.

11. Advance the Company's legitimate interests when the opportunity arises.

12. Act in a manner that shows accountability for adherence to the Company's Code of Ethics by certifying to the foregoing annually and filing a copy of such certification with each of the Audit Committee and Corporate Governance Committee of the Board.

13. Deal fairly with the Company's customers, suppliers, competitors and employees.

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Reporting Violations

         If you have any concerns about a possible violation of the Company's Code of Ethics, it is your responsibility to promptly report any such violations to either the Company's Chairman of the Board or the Audit Committee or the Ethics Compliance Officer set forth in Section 4.0 "Ethics Program" of the Company's Conduct of Business. Requests for confidentiality will be honored to the greatest extent possible, consistent with the Company's legal obligations. If an investigation confirms the allegation, prompt corrective action will be taken. The "Ethics Program" contained in the Company's Conduct of Business is hereby incorporated by reference into this policy. The Business Conduct Hotline, 866-423-5994, provides a means for receiving confidential questions concerning any ethics-related issues of Company employees. The Company will not tolerate retaliation against persons making a report in good faith under this policy.

Amendments/Waivers to Code of Ethics

         Any amendment to or waiver of, the Code of Ethics must be approved by the Board of Directors or a committee of the Board of Directors responsible for corporate governance matters. The Company is required to promptly disclose amendments to, and waivers of, the Code of Ethics for its executive officers or directors. These disclosures must be made within five business days after such amendment or waiver, in a Form 8-K filed with the SEC.

Availability on Web Site

The Code of Ethics and Code of Conduct of Business is available on the Company's web site at www.gpstrategies.com and in print for any stockholder who requests it by writing to the Corporate Secretary, GP Strategies Corporation, 777 Westchester Avenue, White Plains, NY 10604.




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                            GP STRATEGIES CORPORATION

                               CONDUCT OF BUSINESS


1.0      Purpose

This policy set forth Company standards of business conduct in a number of specific areas and explains the Company's Ethics Program. This policy is intended to clearly promulgate and reinforce the Company's philosophy to conduct business in an honest and ethical manner.

2.0      Background

The Company values its reputation for integrity. The business practices and activities of the Company, its subsidiaries and affiliates must always be characterized by honesty and the highest principles of business ethics. Everyone shares the responsibility for maintaining the ethical standards of the Company. No one will undertake, recommend, approve, condone, or permit any act or omission which violates laws, regulations, or Company policies, or which might be detrimental to public safety or public welfare.

3.0      Specific Conduct of Business Policies

3.1      Compliance with Laws and Regulations

                  The Company seeks strict compliance with all laws and regulations applicable to its business. All applicable laws and regulations will be observed in conducting the business of the Company. In cases of ambiguity or questions of interpretation, an employee must request advice from his or her supervisor or the Company's Ethics Program Compliance Officer, or General Counsel.

3.2      Fair Competition

                  The Company believes in fair and open competition. Under no circumstances will the Company enter into fraudulent or illegal arrangements with competitors affecting pricing or marketing policies.



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3.3      Contributions


                  All requests for donations or charitable contributions to organizations outside the Company are handled through the Matching Gift Program administered by the Human Resources Department at the Company's subsidiary, General Physics Corporation. The guidelines for this Program are available from Human Resources or are available on the General Physics Corporate Intranet.

3.4      Fees to Agents

                  The employment of outside professional firms or individuals to act as agents for the account of the Company will only be approved by the Chief Executive Officer or the President.

3.5      Entertainment and Gifts

                  Entertainment or gifts should not be accepted if they might imply illegal or unethical conflicts of interest. The exchange of sales or promotional items bearing the company logo which are of insignificant value is permissible when the giving and receiving of such items is the standard practice of the customer. When acceptance of more valuable gifts is unavoidable because of local custom, common sense should prevail, and in any event they should be reported to the Chief Executive Officer or President for a determination of the extent to which they are considered the personal property of the recipient. When gift giving is customary in an international business setting, the value of such gifts should not exceed $250 unless approved in advance by the Chief Executive Officer or President.

3.6      Corporate Hospitality

                  Acts of hospitality toward executives and other employees of existing or prospective clients, public officials and others in a position to influence the welfare of the Company should be of such a scale and nature as to avoid compromising the integrity or impugning the reputation of such individuals or the Company. No employee shall pay any bribe or make any other illegal payment on behalf of the Company, no matter how small the amount.

3.7      Proper Accounting

                  Compliance with accepted accounting rules and controls is expected at all times. The books of account, budgets, proposals, economic evaluation of projects and the like must truly reflect the transactions they record. All assets of the Company, in particular bank accounts in which Company cash

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                  is on deposit, shall be recorded in the regular books of the
                  Company. All accounting records and supporting documents will be made available for the examination of independent auditors, and there shall be no concealment of information requested.

3.8      Candor Among Members of Leadership

                  Company leadership must be informed at all times of matters which might be considered sensitive in preserving the reputation of the Company. Concealment may be construed to be an indication that Company policies and rules can be ignored. Accordingly, there will be full communication with Company leadership even when it might appear that less candor is desirable to protect the Company or a particular activity or group within the Company. If an employee is unable to communicate with Company leadership, the employee should inform the Ethics Program Compliance Officer of the matter in question.

3.9      Conflicts of Interest

                  Employees will avoid activities or relationships which are incompatible with their employment by the Company or which place them in a position where there is a conflict between their private interests and the interests of the Company, its subsidiaries or affiliates. Should a conflict of interest or potential conflict of interest develop, employees must immediately disclose such situations to their supervisors, the Company's Ethics Program Compliance Officer, or the General Counsel for a determination of appropriate action.

3.10     Use of Inside Information and Stock Trading

                  Material information concerning the Company's business plans, finances, successes or failures is considered "inside" information, which is confidential and is the property of the Company. Use or disclosure of inside information for personal benefit is against the Company's interests and may be a criminal offense in violation of Federal securities laws and regulations. No director, officer, or employee of the Company shall use or disclose any information that is confidential to the Company or client for personal benefit. All directors, officers, or employees shall comply in all respects with the Company's Policy Regarding Trading in Securities and Protection of Confidential Information.



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3.11     Representation

                  The Company's growth and ability to serve its clients depend largely upon each employee's ability to represent the organization. First and foremost, employees can best represent the Company by ensuring that its work is of the highest quality. Second, the Company encourages its employees to participate in appropriate professional organizations, professional meetings, and conferences related to their area of expertise. Third, the Company relies on its employees to identify and follow up new business opportunities with existing and prospective clients. Employees should ensure, however, that such activities are not undertaken at the expense of existing commitments and have the approval of their supervisors. To a large extent, the follow-up action necessary to develop new business opportunities relies heavily on the ability and willingness of the employee to put in extra effort.

                  In representing the Company, employees should keep in mind the guidelines contained in this policy and consult with their supervisor or the Chief Executive Officer or the President for further guidance, as required.

3.12     Outside Interests and Employment

                  All Company employees have a full-time duty of loyalty to the Company. They may not engage in activities that might interfere with the discharging of their responsibility or in transactions that reasonably might affect the decisions they make on behalf of the Company.

                  No Company employee shall solicit employment with a client for whom the employee is then performing services. Nor shall any employee conduct business on behalf of the Company that is intended to be prejudicial to the Company's interests.

                  However, the Company recognizes that certain employees must seek additional employment outside the Company to supplement their incomes to meet their financial obligations. Employees may undertake such activities provided: 1) they do not interfere with the employee's responsibilities to the Company; and 2) if the employment involves competitors or clients of the Company, the employee obtains the approval of the Chief Executive Officer or President prior to accepting such employment. In addition, an officer of the Company is prohibited from serving as an officer or in a similar capacity with another company (other than another subsidiary of the Company) without the prior approval of the Board of Directors, the Executive Committee, the Audit Committee, or (except with respect to service by the Chief Executive Officer) the Chief Executive Officer of the Company, or of the Company's subsidiary, as appropriate. Company

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                  employees are advised to seek the guidance of the Ethics
                  Program Compliance Officer to clarify any questions they may have on this policy.

4.0      Ethics Program

4.1      Oversight and Administration

         4.1.1 The Chief Executive Officer and President are ultimately responsible for oversight of the Company's Ethics Program.

         4.1.2 The Board of Directors of the Company will appoint an Ethics Program Compliance Officer who will be responsible for the day-to-day operation of the Ethics Program, including servicing the Business Conduct Hotline, advertising the Hotline to employees, maintaining records of Hotline calls, reporting Hotline calls to General Counsel, developing and distributing ethics training materials, maintaining records of ethics training attendance, and retaining original management business conduct compliance letters. As of June 24, 2003, the Board of Directors has designated Andrea D. Kantor, the Company's General Counsel, as the Ethics Compliance Officer.


         4.1.3 The Ethics Compliance Officer will advise the Chief Executive Officer and the President of questionable conduct reported on the hotline, make preliminary inquiries and investigations as appropriate, and engage outside professional advisors if determined by the Chief Executive Officer and the President to be necessary.

4.2      Hotlines

         4.2.1 The Business Conduct Hotline provides a means for receiving confidential questions concerning any ethics-related issues of Company employees. The Hotline also provides a means for receiving confidential questions concerning any ethics-related issues of Company employees. The identity of employees using the Hotline will be kept confidential and protected to the greatest extent possible without compromising an investigation of any questionable conduct. To discuss ethical issues with our Ethics Compliance Officer, please call 866-423-5999.



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         4.2.2 The Abuse of Authority, Mismanagement, Fraud and Waste Hotline
               provides a means for timely reporting to the Department of Defense of any suspected violation of law in connection with government contracts. The Defense Hotline is a system wherein complaints are received, evaluated, investigated, and corrective measures are instituted. To contact the hotline, please call 1-800-424-9098.


4.3      Ethics Training


               Explanation and discussion of the Company Ethics Policy and this procedure is included in the Employee Orientation Program



5.0      Disciplinary and Corrective Action


         5.1   Disciplinary Action


               Disciplinary actions may be taken against employees found by the Chief Executive Officer and the President to have engaged in unethical conduct or to have condoned unethical conduct by failing to report the conduct once it became known to them. In addition to any actions taken against any such employee under the law, disciplinary actions ranging in severity from a verbal warning to termination of employment may be taken.



5.2      Corrective Action


               The Chief Executive Officer and the President may institute safeguards on an ad hoc basis relative to an individual, or the entire Company in order to protect against the commission or repeated commission of any unethical conduct.






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